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                                                                   EXHIBIT 99.1


   VISION TWENTY-ONE, INC. APPOINTS BRUCE S. MALLER TO CHAIRMAN OF THE BOARD


Largo, FL - November 23, 1999 - Vision Twenty-One, Inc. (Nasdaq: EYES), a provider of vision care services with an emphasis on refractive surgery, managed care and ambulatory surgery centers, announced today that it has appointed Bruce S. Maller to Chairman of the Board of Directors. The Company has received considerable interest from a number of major eye care companies since the recent announcement of its intentions to aggressively pursue various strategic alternatives currently available to the Company. The move is intended to further strengthen the Company's management team with the goal of enhancing the Company's ability to effectively evaluate and implement its opportunities.

CEO Theodore Gillette commented on Mr. Maller's appointment, "Bruce is a nationally respected leader and recognized expert in the eye care sector. We are very pleased that Bruce has accepted this greater role during this important time for Vision Twenty-One. The Company's business strategy is centered around its affiliated eye care professionals and we believe that Bruce's reputation and relationships with the doctors is unparalleled. This, coupled with his extensive experience in the refractive and surgery center industries, will assist us greatly as we pursue our numerous options with a goal of maximizing shareholder value."

Mr. Maller stated, "The company faces a number of challenges and opportunities as it continues to transition its business model focusing on its core competencies in managed care, the development and management of refractive and ambulatory surgery centers. I look forward to being significantly involved on a daily basis and working closely with our CEO Ted Gillette and the Vision Twenty-One management team as we move forward on these important and exciting initiatives."

Vision Twenty-One, Inc. is a vision care Company focused on the development of refractive eye laser and surgery centers. The Company is headquartered in Largo, FL., and maintains regional offices in Phoenix, Minneapolis and Somerset, NJ. For more Company information, visit our Web site at www.vision21.com.

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This press release contains statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors as set forth from time to time in the Company's filings with the SEC. The Company undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


Contacts:
Heidi Hart                                       Mary Laurinaitis
Investor Relations                               Corporate Communications
(727) 545-4300, ext. 2124                        (727) 545-4300, ext. 2400